Exhibit 10.1

$1,200,000,000

CREDIT AGREEMENT

dated as of

March 25, 2022

among

The Clorox Company,

The Banks Listed Herein,

JPMorgan Chase Bank, N.A.,
Citibank, N.A.
and
Wells Fargo Bank, National Association,
as Administrative Agents,

JPMorgan Chase Bank, N.A.,
as Servicing Agent,

MUFG Bank, Ltd.,
Royal Bank of Canada and
U.S. Bank National Association
as Documentation Agents,

JPMorgan Chase Bank, N.A.,
Citibank, N.A. and
Wells Fargo Securities, LLC,
Joint Lead Arrangers and Joint Bookrunners

ARTICLE 2
The Credits

ARTICLE 3
Conditions

Section 3.01	Effectiveness	35
Section 3.02	Borrowings and Letters of Credit Issuances	36
Section 3.03	Commitment Increase and Commitment Extensions	37

i

ARTICLE 4
Representations And Warranties

ARTICLE 5
Covenants

ARTICLE 6
Defaults

Section 6.01	Events of Default	44
Section 6.02	Notice of Default	46
Section 6.03	Cash Cover	46

ARTICLE 7
The Agents

ii

ARTICLE 8
Change in Circumstances

ARTICLE 9
Miscellaneous

Commitment Schedule

Pricing Schedule

Exhibit A – Note

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Extension Agreement

iii

AGREEMENT (this “Agreement”) dated as of March 25, 2022 among THE CLOROX COMPANY, the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., CITIBANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agents, and JPMORGAN CHASE BANK, N.A., as Servicing Agent.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Additional Bank” has the meaning set forth in Section 2.17(b).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Administrative Agent” means each of JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, in its capacity as an administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Servicing Agent, completed by such Bank and submitted to the Servicing Agent (with a copy to the Borrower).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agent” means any of the Administrative Agents and the Servicing Agent, and “Agents” means any two or more of the foregoing, as the context may require.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office) or such other office as such Bank may hereafter designate as its Applicable Lending Office by notice to the Borrower and the Servicing Agent.

“Applicable Margin” means (i) with respect to any Base Rate Loan, the applicable rate per annum determined in accordance with the Pricing Schedule and (ii) with respect to any Term Benchmark Loan, the applicable rate per annum determined in accordance with the Pricing Schedule; provided that at any time at which an Event of Default shall have occurred and be continuing, the Applicable Margin determined as set forth above shall be increased by 2.00% per annum if, at the direction of the Required Banks, the Servicing Agent shall have given written notice thereof to the Borrower, and provided further that upon such notice, such increase will be effective as of the date of occurrence of such Event of Default and such increase will be effective (without notice) upon acceleration of the Loans.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Servicing Agent, in substantially the form of Exhibit B or any other form approved by the Servicing Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Person which becomes a Bank pursuant to Section 8.06 or 9.06(b), and their respective successors.

“Bank Insolvency Event” means that (a) a Bank or its Parent is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent has become the subject of a Bail-In Action or a proceeding under any debtor relief law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent, or such Bank or its Parent has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the NYFRB Rate for such day and (iii) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.01(b)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.08(a) or Article 8.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.01.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Servicing Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Servicing Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Servicing Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Servicing Agent, in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Servicing Agent in a manner substantially consistent with market practice (or, if the Servicing Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Servicing Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Servicing Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any of its Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means The Clorox Company, a Delaware corporation, and its successors.

“Borrower’s 2021 Form 10-K” means the Borrower’s annual report on Form 10-K for the year ended June 30, 2021, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York or Chicago are required or permitted to close; provided that, in relation to any interest rate settings, fundings, disbursements, settlements or payments of any Term Benchmark Loan, or any other dealings of such Term Benchmark Loan, the term “Business Day” means any day that is a U.S. Government Securities Business Day.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank’s name on the Commitment Schedule under the heading “Commitment”, (ii) with respect to any Eligible Assignee which becomes a Bank pursuant to Section 9.06(b), the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 9.06(b) and (iii) with respect to any Additional Bank, the amount notified to the Servicing Agent and the Borrower in accordance with Section 2.17, in each case as such amount may be changed from time to time pursuant to Section 2.10 or 9.06(b); provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to extend credit up to such amount to the Borrower hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period and without duplication, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges, (iv) fees and expenses incurred in connection with the issuance of any Debt or equity, acquisitions, investments or asset sales or divestitures permitted hereunder and (v) any extraordinary, non-recurring or unusual cash charges or losses for such period arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of any entities or businesses of the Company or any of the Subsidiaries and minus, to the extent included in determining Consolidated Net Income for such period and without duplication, the aggregate amount or any extraordinary, non-recurring or unusual gains; all determined on a consolidated basis in accordance with GAAP. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (b) any amounts that would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Borrower or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma historical basis as if such assets had been acquired by the Borrower or such Consolidated Subsidiary prior to the first day of such period, (c) any Consolidated Subsidiary sold or otherwise transferred during such period by the Borrower or any other Consolidated Subsidiary shall be excluded on a pro forma, historical basis as if it had not been a Consolidated Subsidiary during such entire period and (d) any amounts that would be included in a determination of Consolidated EBITDA for such period with respect to assets sold or otherwise transferred during such period by the Borrower or any Consolidated Subsidiary shall not be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma historical basis as if such assets had been sold or otherwise transferred by the Borrower or such Consolidated Subsidiary prior to the first day of such period.

“Consolidated Interest Expense” means, for any period, the net interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of any extraordinary gain or loss.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans and the aggregate amount of its Letter of Credit Liabilities at such time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations (and, for purposes of Sections 5.06 and 6.01(f), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (calculated at the lesser of the Debt amount and the fair market value of such asset in the case of any such Debt that is non-recourse to such Person) and (vii) all Debt of others Guaranteed by such Person; provided that Debt of the Borrower shall not include the Borrower’s obligations to make payments of principal and interest to the lessee under a “safe harbor lease” (as defined in Section 168(f)(8) of the Internal Revenue Code) to the extent that such obligations (x) are offset by the lessee’s obligations to make rental payments to the Borrower in the same amounts and on the same dates and (y) are not payable if the lessee fails to make such offsetting payments.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means at any time, subject to Section 2.20(c), (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Servicing Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Servicing Agent, the Borrower or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit (unless, and only during the time period when, such Bank is contesting such default in good faith) or that has notified, or whose Parent has notified, the Servicing Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Bank that has, for three or more Business Days after written request of the Servicing Agent or the Borrower, failed to confirm in writing to the Servicing Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon the Servicing Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent; provided that a Bank Insolvency Event shall not be deemed to occur with respect to a Bank or its Parent solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Parent by a governmental authority or instrumentality thereof where such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Servicing Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.20(c)) upon notification of such determination by the Servicing Agent to the Borrower, the Issuing Banks and the Banks.

“Derivatives Obligations “ of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of ERISA shall also be construed to refer to any successor sections.

“ERISA Group” means the Borrower and all members of a controlled group of United States corporations and all United States trades or United States businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Facility Fee Rate” means a rate per annum determined daily in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time and (ii) all Term Benchmark Loans having the same Interest Period at such time, provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Increased Commitments” has the meaning set forth in Section 2.17(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.07.

“Interest Period” means, with respect to each Term Benchmark Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months thereafter as the Borrower may elect in such notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (a)(iv) below, end on the last Business Day of a calendar month; and

(iii) no Interest Period may end after the latest Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. Reference to any sections of the Internal Revenue Code shall also be construed to refer to any successor sections.

“Issuing Banks” means JPMorgan Chase Bank, N.A., Citibank, N.A., Wells Fargo Bank, National Association and any other Bank that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Servicing Agent, in each case as issuer of a letter of credit hereunder.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Bank.

“Letter of Credit Commitment” means, with respect to each initial Issuing Bank, the amount set forth opposite the name of such Issuing Bank on the Commitment Schedule under the heading “Letter of Credit Commitment”, as such amount may be changed from time to time in accordance with the terms hereof.

“Letter of Credit Fee” means a rate per annum determined daily in accordance with the Pricing Schedule.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Termination Date” means, with respect to each Issuing Bank, the tenth Business Day prior to the Termination Date applicable to such Issuing Bank.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease or other title retention agreement relating to such asset.

“Loan” means a loan made pursuant to Section 2.01; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Margin Regulations” means Regulations T, U and X of the Board, as in effect from time to time.

“Material Plan” means at any time a Plan having aggregate Unfunded Liabilities in excess of $150,000,000.

“Material Subsidiary” means any Subsidiary that meets the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Materiality Threshold” means $150,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Non-Extending Bank” has the meaning set forth in Section 2.01(b).

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD of the Securities and Exchange Commission.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.08.

“Notice of Issuance” has the meaning set forth in Section 2.18(b)(i).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Servicing Agent from a federal funds broker of recognized standing reasonably selected by it; provided, further, that if any of the aforesaid rates as so determined is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan).

“Other Taxes” means any present or future stamp or documentary, intangible, recording, filing taxes and any other similar taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.06).

“Outstanding Amount” means, with respect to any Bank at any time, the sum of (i) the aggregate outstanding principal amount of its Loans at such time and (ii) the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Bank pursuant to Section 9.06(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(d).

“Participant Register” has the meaning set forth in Section 9.06(d).

“Payment Date” has the meaning set forth in Section 2.18(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time, subject to adjustment pursuant to Section 2.20 when a Defaulting Bank exists. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Bank’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b) and any Bank’s status as a Defaulting Bank at the time of determination.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan, as defined in Section 3(2) of ERISA, (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Potential Defaulting Bank” means, at any time, a Bank (i) as to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any subsidiary of such Bank, (ii) as to which the Servicing Agent or any Issuing Bank has in good faith determined and notified the Borrower and (in the case of an Issuing Bank) the Servicing Agent that such Bank or its Parent or a subsidiary thereof has notified the Servicing Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement (unless, and only during the time period when, such Bank is contesting such default in good faith) or (iii) that has, or whose Parent has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be made by the Servicing Agent or, in the case of clause (ii), an Issuing Bank, in its sole discretion acting in good faith. The Servicing Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Servicing Agent) or any similar release by the Board (as reasonably determined by the Servicing Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Servicing Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.06(c).

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c)(ii).

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators and advisors of such Person and of such Person’s affiliates.

“Relevant Governmental Body” means the Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Credit Exposures. The Credit Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means S&P Global Ratings, a Standard and Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Servicing Agent” means JPMorgan Chase Bank, N.A. in its capacity as servicing agent for the Banks hereunder, and its successors in such capacity.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Stop Issuance Notice” has the meaning set forth in Section 2.19.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any governmental authority or instrumentality with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities for penalties and additions to tax with respect thereto, excluding (i) in the case of each Bank and the Servicing Agent, taxes imposed on or measured by its net income, branch profits taxes, and franchise or similar taxes, in each case (x) imposed on it, by a jurisdiction under the laws of which (or any political subdivision thereof) such Bank or the Servicing Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located or (y) that are Other Connection Taxes, (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent pursuant to a law in effect at the time such Bank first becomes a party to this Agreement or changes its Applicable Lending Office, except to the extent such taxes were payable to such Bank immediately before it changed its Applicable Lending Office and (iii) United States withholding taxes imposed under FATCA.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Borrowing” has the meaning set forth in Section 1.03.

“Term Benchmark Loan” means a Loan which bears interest at a rate determined by reference to the Adjusted Term SOFR Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Servicing Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” means March 25, 2027, as such date may be extended from time to time pursuant to Section 2.01(b) or, if such day is not a Business Day, the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Business Day; provided, however, that the Termination Date of any Bank that is a Non-Extending Bank to any requested extension pursuant to Section 2.01(b) shall be the Termination Date in effect immediately prior to the applicable extension request for all purposes of this Agreement.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the aggregate Letter of Credit Liabilities of all Banks determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans.

“Trade Date” has the meaning set forth in Section 9.06(b)(i)(B).

“Type” means the pricing option of a Loan (i.e., whether such Loan is a Base Rate Loan or a Term Benchmark Loan).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agents that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agents notify the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.03 Types of Borrowing. The term “Borrowing” denotes the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans).

Section 1.04 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Servicing Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Servicing Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Servicing Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.06 Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2
The Credits

Section 2.01 Commitments to Lend.

(a) Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in U.S. dollars to the Borrower pursuant to this Section from time to time prior to the Termination Date applicable to such Bank; provided that, immediately after each such loan is made: (i) the Outstanding Amount of such Bank at any one time outstanding shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow under this Section 2.01(a).

(b) Extension of Commitments. The Borrower may, upon not less than 30 days’ notice to the Servicing Agent (which shall notify each Bank of receipt of such request), propose to extend the then-current Termination Date for each Bank for an additional one-year period measured from the then-current Termination Date then in effect for such Bank; provided that the request for extension may not be exercised more than twice nor more than once in any twelve month period, and the requested extended Termination Date shall in no event be more than five years later than the proposed effective date of such extension. Each Bank shall endeavor to respond to such request, whether affirmatively or negatively (such determination in the sole discretion of such Bank), by notice to the Borrower and the Servicing Agent not later than 20 days after such Bank is in receipt of such request. Subject to the execution by the Borrower, the Administrative Agents and such Banks of a duly completed Extension Agreement in substantially the form of Exhibit C and the delivery of an officer’s certificate from the Borrower as to the satisfaction of the conditions precedent set forth in Section 3.03, the Termination Date applicable to the Commitment of each Bank so affirmatively notifying the Borrower and the Servicing Agent shall be extended for the period specified above; provided that the Termination Date shall not be extended unless Banks having more than 50% in aggregate amount of the Commitments in effect at the time any such extension is requested shall have elected so to extend their Commitments. Any Bank which does not give such notice (a “Non-Extending Bank”) to the Borrower and the Servicing Agent shall be deemed to have elected not to extend as requested, and the Commitment of each Non-Extending Bank shall terminate on, and each of its outstanding Loans shall mature on a date no later than, the Termination Date determined without giving effect to such requested extension. The Borrower shall have the right, with the assistance of the Administrative Agents, to seek a mutually satisfactory substitute bank or banks or other financial institution (which may be, but need not be, an extending Bank) to replace a Non-Extending Bank.

Section 2.02 Notice of Borrowing. The Borrower shall give the Servicing Agent notice (a “Notice of Borrowing”) not later than (a) 1:00 P.M. (New York City time) on the date of each Base Rate Borrowing and (b) 11:00 A.M. (New York City time) the third Business Day before each Term Benchmark Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Term Benchmark Loans, and

(iv) in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03 Reserved.

Section 2.04 Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing. Such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Bank make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Servicing Agent at its address specified in or pursuant to Section 9.01. Unless the Servicing Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Servicing Agent will make the funds so received from the Banks available to the Borrower at the Servicing Agent’s aforesaid address.

(c) Unless the Servicing Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Servicing Agent such Bank’s share of such Borrowing, the Servicing Agent may assume that such Bank has made such share available to the Servicing Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Servicing Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Servicing Agent, such Bank and the Borrower severally agree to repay to the Servicing Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Servicing Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the NYFRB Rate. If such Bank shall repay to the Servicing Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05 Notes.

(a) Each Bank may, by notice to the Borrower and the Administrative Agents, request that its Loans be evidenced by a single Note payable to such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans. Each such Note shall be promptly furnished to the requesting Bank and shall be in substantially the form of Exhibit A hereto.

(b) Each Bank shall record the date, amount, Type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.06 Maturity of Loans. Each Loan made by each Bank shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date applicable to such Bank.

Section 2.07 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(b) Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted Term SOFR Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) Any overdue principal of or interest on any Term Benchmark Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the Adjusted Term SOFR Rate applicable to such Loan at the date such payment was due plus the Applicable Margin (determined for this purpose without giving effect to the provisos to the definition of such term) (or, if the circumstances described in clause (a) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d) The Servicing Agent shall determine each interest rate applicable to the Loans hereunder. The Servicing Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08 Method of Electing Interest Rates.

(a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8, as follows):

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Term Benchmark Loans as of any Business Day; and

(ii) if such Loans are Term Benchmark Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Term Benchmark Loans for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Servicing Agent not later than 11:00 A.M. (New York City time) on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is consisting of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of Term Benchmark Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Term Benchmark Loans with an Interest Period of one month at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Term Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a) above, the Servicing Agent shall notify each Bank of the contents thereof. Such Notice of Interest Rate Election shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Term Benchmark Loans if (i) the aggregate principal amount of any Group of Loans consisting of Term Benchmark Loans created or continued as a result of such election would be less than $10,000,000, (ii) more than 15 Groups of Loans shall be outstanding at any time or (iii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Servicing Agent.

(e) If any Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f) A conversion or continuation pursuant to this Section 2.08 is not a Borrowing.

Section 2.09 Fees.

(a) The Borrower shall pay to the Servicing Agent for the account of each Bank ratably in proportion to its Credit Exposure a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the aggregate amount of the Credit Exposures on such day; provided that no Defaulting Bank shall be entitled to receive any facility fee except in respect of its outstanding Loans for any period during which that Bank is a Defaulting Bank (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Bank). Such facility fee shall accrue from and including the Effective Date to but excluding the date on which the Credit Exposures are reduced to zero.

(b) The Borrower shall pay (i) to the Servicing Agent on behalf of the Banks a Letter of Credit Fee (determined daily in accordance with the Pricing Schedule) accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit and (ii) to each Issuing Bank for its own account a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate per annum as may be mutually agreed between the Borrower and such Issuing Bank from time to time; provided, that (A) to the extent that all or a portion of the Letter of Credit Liabilities in respect of any Defaulting Bank is reallocated to the Non-Defaulting Banks pursuant to Section 2.20(a), such fees that would have accrued for the benefit of such Defaulting Bank will instead accrue for the benefit of and be payable to such Non-Defaulting Banks, pro rata in accordance with their respective Commitments, and (B) to the extent that all or any portion of such Letter of Credit Liabilities cannot be so reallocated and the Borrower has not provided cash collateral in respect thereof, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.

(c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and ending on the date on which the Credit Exposures are reduced to zero.

Section 2.10 Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Business Days’ notice to the Servicing Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time the aggregate amount of the Commitments in excess of the Total Outstanding Amount; provided that each such reduction shall reduce the Commitments by an aggregate amount of $5,000,000 (or any larger multiple of $1,000,000).

Section 2.11 Mandatory Termination of Commitments. The Commitment of each Bank shall terminate on the Termination Date applicable to such Bank and any Loans made by such Bank then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12 Optional Prepayments.

(a) Subject in the case of any Term Benchmark Loan to Section 2.14, the Borrower may, upon at least one Business Day’s notice to the Servicing Agent, prepay any Group of Loans consisting of Base Rate Loans or upon at least three Business Days’ notice to the Servicing Agent, prepay any Group of Loans consisting of Term Benchmark Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or Borrowing).

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Servicing Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13 General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off or counterclaim, to the Servicing Agent at its address referred to in Section 9.01. The Servicing Agent will promptly distribute to each Bank its ratable share of each such payment received by the Servicing Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Servicing Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Servicing Agent may assume that the Borrower has made such payment in full to the Servicing Agent on such date and the Servicing Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Servicing Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Servicing Agent, at the NYFRB Rate.

Section 2.14 Funding Losses. If the Borrower makes any payment of principal with respect to any Term Benchmark Loan or any Term Benchmark Loan is converted to a different Type of Loan (whether such payment or conversion is pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Term Benchmark Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.08(c) or 2.12(c), or if the Borrower shall require an assignment of a Term Benchmark Loan in accordance with Section 8.06 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or, subject to Section 9.06(d), by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15 Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16 Reserved.

Section 2.17 Increased Commitments; Additional Banks.

(a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Servicing Agent, propose to increase the aggregate amount of the Commitments by an amount not to exceed $500,000,000 (the amount of any such increase, the “Increased Commitments”). The Servicing Agent shall promptly provide a copy of such notice to such Banks and other lenders as are identified by the Borrower to participate in the request for Increased Commitments.

(b) The Borrower may designate lenders (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the request for Increased Commitments.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Servicing Agent of an agreement in form and substance satisfactory to the Servicing Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Servicing Agent may reasonably request and an officer’s certificate from the Borrower dated as of the effective date of the Increased Commitments as to satisfaction of the conditions precedent set forth in Section 3.03.

(d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 that is not pro rata among all Banks, within five Business Days, in the case of any Group of Loans consisting of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Loans consisting of Term Benchmark Loans then outstanding, the Borrower shall prepay such Group of Loans in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall re-borrow Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Banks in such proportion.

Section 2.18 Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank in reliance upon the agreements of the other Banks set forth in this Section 2.18 agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date applicable to such Issuing Bank upon the request of the Borrower; provided that immediately after each Letter of Credit is issued (x) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (y) the aggregate amount of the Letter of Credit Liabilities of all Banks shall not exceed $100,000,000 and (z) the aggregate amount of the Letter of Credit Liabilities in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment without the consent of such Issuing Bank; and provided further that if (i) the Termination Date has been extended as to some but not all Banks pursuant to Section 2.01(b) and (ii) the Borrower requests the issuance of a Letter of Credit which expires later than the Letter of Credit Termination Date in effect prior to such extension, then compliance with clause (x) above shall be determined solely with reference to the Banks whose Commitments have been so extended. If the Borrower so requests (in order to accommodate a Letter of Credit having an available amount greater than an Issuing Bank’s Letter of Credit Commitment or otherwise), an Issuing Bank may assign all or a portion of its Letter of Credit Commitment to another Issuing Bank that agrees to accept such assignment. Upon the date of issuance by an Issuing Bank of a Letter of Credit, such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Bank’s proportion of the Commitments at each time such Bank’s Commitment is amended pursuant to an increase of the Commitments in accordance with Section 2.17, an assignment in accordance with Section 9.06 or otherwise pursuant to this Agreement.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Bank selected by it notice at least three Business Days (or such shorter notice as may be acceptable to such Issuing Bank in its discretion) prior to the requested date of issuance or extension of a Letter of Credit specifying the date such Letter of Credit is to be issued or extended, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby in reasonable detail (such notice, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, such Issuing Bank shall promptly notify the Servicing Agent, and the Servicing Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit. If requested by the applicable Issuing Bank, the Notice of Issuance shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Application”). In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) The obligation of an Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the condition precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to such Issuing Bank and the Borrower. The Borrower shall also pay to each Issuing Bank for its own account customary issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and such Issuing Bank.

(iii) The renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be renewed unless notice of termination is given by the applicable Issuing Bank, such Issuing Bank shall give such notice of termination if and only if (x) such Issuing Bank is so instructed by the Borrower in writing not less than three Business Days prior to the deadline for doing so, (y) a Stop Issuance Notice is in effect or (z) the extended term of such Letter of Credit would end after the Letter of Credit Termination Date applicable to such Issuing Bank. No Letter of Credit issued by any Issuing Bank shall have a term extending or extendible beyond the Letter of Credit Termination Date applicable to such Issuing Bank.

(c) Payments; Reimbursement Obligations.

(i) The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Servicing Agent and the Servicing Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by such Issuing Bank (the “Payment Date”); provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the other Banks with respect to any such L/C disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any amounts paid by such Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due from the Borrower on the date of receipt by it of notice from the applicable Issuing Bank of its obligation to make such payment (or, if such notice is received by the Borrower after 1:00 P.M. (New York time) on any date, on the next succeeding Business Day); provided that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) All such amounts paid by an Issuing Bank and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Borrower otherwise instructs the Servicing Agent by not less than one Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Servicing Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Servicing Agent so to act on its behalf), give notice no later than 11:00 A.M. (New York time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Servicing Agent at its address referred to in Section 9.01 in immediately available funds, not later than 1:00 P.M. (New York time), on the date specified in such notice. The Servicing Agent shall pay the proceeds of such Loans to the applicable Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refinanced by a Bank pursuant to clause (ii) above, such Bank will pay to the Servicing Agent, for the account of the applicable Issuing Bank, immediately upon such Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the applicable Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York time) on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the NYFRB Rate for the first three Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. Each Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to such Issuing Bank in respect of such Letter of Credit pursuant hereto.

(iv) In the event that any payment of any Reimbursement Obligation by the Borrower to any Issuing Bank is required to be returned to the Borrower (x) if and to the extent the Banks shall have previously funded their participations in such Reimbursement Obligation pursuant to clause (iii) above, each Bank shall return to such Issuing Bank any portion of such payment previously distributed to it by such Issuing Bank and (y) if and to the extent the Banks shall not have previously funded such Reimbursement Obligation, the Banks obligations under clause (iii) above shall apply as if such Reimbursement Obligation were due but not paid at such time.

(v) To the extent there is a conflict between this Agreement and any Issuing Bank’s application, reimbursement agreement or related document or agreement, the terms of this Agreement shall govern.

(d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision therein or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other draft or document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other documents that do not comply with the terms of such Letter of Credit; or

(vii) any other act or omission to act or delay of any kind by any Bank (including any Issuing Bank), the Servicing Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of, or provide a right of setoff against, or defense to the Borrower’s or the Bank’s obligations hereunder.

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Servicing Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.18; provided that the Borrower shall not be required to indemnify any Bank, or the Servicing Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent the same has been caused by the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of such Person; and provided further that indemnification for taxes shall be subject to the provisions of Section 8.04.

(ii) Neither any of the Banks (including an Issuing Bank) nor the Servicing Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.18(d) above or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential, punitive or any other indirect) damage suffered by it, to the extent caused by the Issuing Bank’s failure to exercise care when handling a drawing under a Letter of Credit or determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(f) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Servicing Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Servicing Agent and each Bank on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate available amount during the preceding calendar quarter of all Letters of Credit.

Section 2.19 Stop Issuance Notice. If the Required Banks determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Servicing Agent issue a “Stop Issuance Notice”, and the Servicing Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued, extended or amended to increase the amount thereof while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Servicing Agent and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect. The absence of a Stop Issuance Notice at any time shall not affect the rights and obligations of the parties hereto at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time or create any implication that such conditions would be satisfied at such time.

Section 2.20 Defaulting Banks.

(a) If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply:

(i) such Defaulting Bank’s Letter of Credit Liabilities will, subject to the limitation in the first proviso below and provided that no Event of Default has occurred and is containing, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Bank’s aggregate principal amount of Loans and allocated share of the Letter of Credit Liabilities may not in any event exceed the Commitment of such Non-Defaulting Bank as in effect at the time of such reallocation and (B) subject to Section 9.14, neither such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto will constitute a waiver or release of any claim the Borrower, the Servicing Agent, any Issuing Bank, or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank’s Letter of Credit Liabilities cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Servicing Agent (at the direction of the applicable Issuing Bank(s)), (A) cash collateralize the obligations of the Borrower in respect of such Letter of Credit Liabilities in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Liabilities, or (B) make other arrangements satisfactory to the Servicing Agent and the applicable Issuing Bank(s), as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Bank;

(iii) any payment of principal, interest, fees or other amounts received by the Servicing Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Servicing Agent from a Defaulting Bank pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Servicing Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Servicing Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank hereunder; third, to cash collateralize the Letter of Credit Liabilities of such Defaulting Bank in accordance with this Section 2.20; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Servicing Agent; fifth, if so determined by the Servicing Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future Letter of Credit Liabilities of such Defaulting Bank with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.20(a)(iii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto; and

(iv) so long as such Bank is a Defaulting Bank or a Potential Defaulting Bank, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Bank’s or such Potential Defaulting Bank’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(a)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.20(a)(ii) (and such Defaulting Bank or Potential Defaulting Bank shall not participate therein).

(b) No Commitment of any Bank shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Bank under this Section 2.20 are in addition to any other rights and remedies which the Borrower, the Servicing Agent, any Issuing Bank or any Bank may have against such Defaulting Bank.

(c) If the Borrower, each Issuing Bank and the Servicing Agent agree in writing in their reasonable determination that a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Servicing Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Servicing Agent may determine to be necessary to cause the Loans to be funded and held on a pro rata basis by the Banks in accordance with their Percentages, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

(d) The Borrower may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than ten Business Days’ prior notice to the Servicing Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 2.20(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agents, the Servicing Agent, any Issuing Bank or any Bank may have against such Defaulting Bank.

ARTICLE 3
Conditions

Section 3.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agents of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agents in form satisfactory to them of written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agents of an opinion of Angela Hilt, Senior Vice President and Chief Legal Officer for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to the Delaware General Corporation Law as the Required Banks may reasonably request;

(c) receipt by the Administrative Agents of an opinion of Blohm Law, special counsel for the Borrower, covering such additional matters relating to the transactions contemplated hereby with respect to federal or New York state law as the Required Banks may reasonably request;

(d) receipt by the Administrative Agents of all documents the Administrative Agents may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agents;

(e) payment by the Borrower to each Administrative Agent and to the Servicing Agent for the account of each Bank a fee in the amounts heretofore mutually agreed upon;

(f) receipt by the Administrative Agents of evidence of the termination of, and payment in full of all amounts owing under, the $1,200,000,000 Credit Agreement dated as of November 15, 2019 among the Borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo, National Association, as administrative agents, and each of the Banks that is a party to such credit agreement hereby waives any requirement of prior notice for such termination or payment;

(g) receipt by the Administrative Agents of an officer’s certificate from the Borrower certifying that, since June 30, 2021, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the date hereof,

(h) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied);

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than March 25, 2022. The Administrative Agents shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 Borrowings and Letters of Credit Issuances. The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions (unless waived in accordance with Section 9.05):

(a) receipt by the Servicing Agent of a Notice of Borrowing as required by Section 2.02 or 2.03 or a Notice of Issuance as required by Section 2.18(b), as the case may be;

(b) the fact that, immediately after such Borrowing or Letter of Credit issuance, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after such Borrowing or Letter of Credit issuance, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties set forth in Section 4.04(b) and 4.05(a)) shall be true on and as of the date of such Borrowing or Letter of Credit issuance.

Each Borrowing or Letter of Credit issuance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or Letter of Credit issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

Section 3.03 Commitment Increase and Commitment Extensions. The effectiveness of each increase of the Commitments in accordance with Section 2.17 and each extension of the Commitments in accordance with Section 2.01(b) is subject to the satisfaction of the following conditions (unless waived in accordance with Section 9.05):

(a) the fact that, immediately before and after such Borrowing or Letter of Credit issuance, no Default shall have occurred and be continuing; and

(b) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date such Increased Commitments or extension of Commitments becomes effective.

Each request for a Commitment Increase or Commitment Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such request as to the facts specified in clauses (a) and (b) of this Section 3.03.

ARTICLE 4
Representations and Warranties

The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.04 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2021 and the related statements of consolidated earnings and consolidated cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2021 Form 10-K, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Since June 30, 2021, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as publicly disclosed prior to the date hereof.

Section 4.05 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which (a) could reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries considered as a whole except as publicly disclosed prior to the date hereof or (b) in any manner draws into question the validity of this Agreement or the Notes.

Section 4.06 Compliance with ERISA. Each member of the ERISA Group has materially fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any material contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole except as publicly disclosed prior to the date hereof.

Section 4.08 Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09 Subsidiaries. Each of the Borrower’s corporate Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10 Full Disclosure. Subject to the proviso at the end of this Section 4.10, all information other than general market data heretofore furnished in writing by the Borrower to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, when taken as a whole, accurate in all material respects on the date as of which such information is stated or certified. Subject to the qualification for Nonpublic Information set forth in Section 5.01, the Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, provided that, with respect to projected financial information or other forward-looking information (if any) the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.11 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 4.12 Investment Company Act. The Borrower is not an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.13 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees (acting in their capacities as such) and to the knowledge of the Borrower, its directors and agents (acting in their capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 5
Covenants

The Borrower agrees that, so long as any Bank has any Credit Exposure hereunder:

Section 5.01 Information. The Borrower will deliver to the Servicing Agent (on behalf of itself and the Banks):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of consolidated earnings and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statements of consolidated earnings and consolidated cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.05 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five days after any executive officer or financial officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might reasonably constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any material payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(h) promptly following, and in any event within 10 days of, any change in a senior unsecured long-term debt rating by S&P or Moody’s, notice thereof; and

(i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Administrative Agent or the Servicing Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Servicing Agent for distribution to the Banks that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof or at http://www.sec.gov/edgar/searchedgar/webusers.htm; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c). Any document or notice required to be delivered pursuant to this Section 5.01 may also be delivered to the Servicing Agent for posting by the Servicing Agent to a website or information platform accessible by the Banks (the “Platform”). Concurrently with such delivery to the Servicing Agent, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrower, each Agent and each Bank acknowledge that certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed by the Servicing Agent through the Platform, any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Banks and shall be treated as confidential as set forth in Section 9.07. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Nonpublic Information, the Servicing Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Banks who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

Section 5.02 Maintenance of Property; Insurance.

(a) The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.02(a) shall prohibit the disposal of any material property if the Borrower in good faith determines that such disposal is in the best interest of the Borrower.

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective material properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agents, information presented in reasonable detail as to the insurance so carried.

Section 5.03 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in businesses of the same general types as are now conducted by the Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower.

Section 5.04 Compliance with Laws.

(a) The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacities as such) with Anti-Corruption Laws and applicable Sanctions.

Section 5.05 Consolidated Interest Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any four consecutive fiscal quarters, commencing with the four fiscal quarters ending March 31, 2022, to be less than 4.0:1.

Section 5.06 Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except as required by this Agreement and except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in a principal amount not exceeding $1,000,000 individually and not exceeding $10,000,000 in the aggregate;

(b) any Lien existing on the date of this Agreement, listed on Schedule 5.06 and securing Debt outstanding on the date of this Agreement in a principal amount of at least $1,000,000 individually;

(c) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(e) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than any increase reflecting the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $200,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i) Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $125,000,000;

(j) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(k) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(l) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $250,000,000.

Section 5.07 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person unless the Borrower remains the surviving entity following such consolidation or merger, (ii) sell, lease or otherwise transfer all or substantially all of the assets of the Borrower to any other Person or (iii) sell, lease or otherwise transfer, directly or indirectly, a substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person if (in the case of this clause (iii)) such sale will result in a material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Section 5.08 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, in violation of the Margin Regulations. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable law or regulation, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 6
Defaults

Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within five days of the due date thereof any interest, fees or any other amount payable hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Section 5.05 to 5.08, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by any Administrative Agent or the Servicing Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower and/or one or more of its Subsidiaries shall fail to make one or more payments in respect of Derivatives Obligations in an aggregate amount exceeding the Materiality Threshold;

(f) any event or condition shall occur which results in the acceleration of Debt of the Borrower and/or one or more of its Subsidiaries in an aggregate amount that exceeds the Materiality Threshold or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) (i) any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans; which, in each case of (i) – (iv), could reasonably be expected to cause one or more members of the ERISA Group to incur an obligation that would reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries considered as a whole;

(j) a judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days, provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(k) (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower or (y) during any period of twelve consecutive calendar months, individuals who either were (1) directors of the Borrower on the first day of such period or (2) nominated for election by the board of directors of the Borrower, a majority of whom were directors on the first day of such period or whose election or nomination for election was previously approved by a majority of such directors, shall cease to constitute a majority of the board of directors (excluding vacant seats) of the Borrower;

then, and in every such event, the Servicing Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 50% of the aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Servicing Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02 Notice of Default. The Servicing Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03 Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Servicing Agent upon the instruction of the Required Banks, pay to the Servicing Agent an amount in immediately available funds (which funds shall be held by the Servicing Agent as collateral pursuant to arrangements satisfactory to it) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that upon the occurrence of any Event of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Servicing Agent or the Banks.

ARTICLE 7
The Agents

Section 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agents and the Servicing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agents and the Servicing Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Banks, and neither the Borrower shall have rights as a third party beneficiary of any of such provisions, except as expressly provided in Section 7.06. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to an Administrative Agent or the Servicing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Rights as a Bank. JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not an Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association serving as an Agent hereunder in its individual capacity. JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association and their respective affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate of the Borrower as if it were not an Agent hereunder and without any duty to account therefor to the Banks.

Section 7.03 Duties of Agent; Exculpatory Provisions

(a) The duties of the Administrative Agents and the Servicing Agent hereunder are solely administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, neither the Administrative Agents nor the Servicing Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that an Administrative Agent or the Servicing Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein); provided that neither the Administrative Agents nor the Servicing Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law; and

(iii) shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Related Parties that is communicated to or obtained by the Person serving as an Administrative Agent or the Servicing Agent or any of its Related Parties in any capacity.

(b) Neither the Administrative Agents nor the Servicing Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as it shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.05 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agents nor the Servicing Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to such Agent describing such Default and such event or events.

(c) Neither the Administrative Agents nor, the Servicing Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agents.

(d) Nothing in this Agreement shall require any Administrative Agent, the Servicing Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to each Administrative Agent any the Servicing Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Agent or any of its Related Parties.

Section 7.04 Reliance by Agent. Each Administrative Agent and the Servicing Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and the Servicing Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, each Administrative Agent and the Servicing Agent may presume that such condition is satisfactory to such Bank unless an officer of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Bank shall not have made available to the Servicing Agent such Bank’s ratable portion of such Borrowing. Each Administrative Agent and the Servicing Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. Each Administrative Agent and the Servicing Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by such Agent. Each Administrative Agent and the Servicing Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 9.03 (as though such sub-agents were the “Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 7.06 Resignation of Agent.

(a) The Servicing Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Servicing Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Servicing Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Servicing Agent meeting the consent requirements and qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) (i) If the Person serving as Servicing Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Servicing Agent and, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(ii) If a Person serving as an Administrative Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as an Administrative Agent and, subject to approval by the Borrower so long as no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks), then such removal shall nonetheless become effective in accordance with such notice on such date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Servicing Agent shall be discharged from its duties and obligations as Servicing Agent hereunder (except that in the case of any collateral security held by the Servicing Agent on behalf of the Banks or the Issuing Banks hereunder, the retiring or removed Servicing Agent shall continue to hold such collateral security until such time as a successor Servicing Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Servicing Agent, all payments, communications and determinations provided to be made by, to or through the Servicing Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as a successor Servicing Agent is appointed as provided for above. Upon the acceptance of a successor’s appointment as Servicing Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Servicing Agent of the retiring or removed Servicing Agent (other than any rights to indemnity payments owed to the retiring or removed Servicing Agent), and the retiring or removed Servicing Agent shall be discharged from all of its duties and obligations as Servicing Agent hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Servicing Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Servicing Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Servicing Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Servicing Agent was acting as Servicing Agent.

(d) Any resignation pursuant to this Section by a Person acting as Servicing Agent shall, unless such Person shall notify the Borrower and the Banks otherwise, also act to relieve such Person and its affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Servicing Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank to the extent that such obligation to issue Letters of Credit is not assumed by another Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder except in relation to outstanding Letters of Credit issued by it and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or, if such substitution is not practicable, make such other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, provided that if the arrangements satisfactory to the retiring Issuing Bank include any “back-to-back” Letters of Credit issued in favor of the retiring Issuing Bank, then any fees payable by the Borrower in accordance with Section 2.09(b)(ii) with respect to the “back-to-back” Letters of Credit shall be for the account of the retiring Issuing Bank, and the amount of such “back-to-back” Letters of Credit shall not be taken into account in calculating Letter of Credit Liabilities or fees payable by the Borrower in accordance with Section 2.09(b)(i).

Section 7.07 Non-Reliance on Agent and Other Banks.

(a) Each Bank and each Issuing Bank represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Servicing Agent, any Administrative Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Servicing Agent, any Administrative Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

(b) Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Servicing Agent, the Administrative Agents or the Banks on the Effective Date.

(c) (i) Each Bank and each Issuing Bank (each, a “Recipient”) hereby agrees that (x) if the Servicing Agent notifies such Recipient that the Servicing Agent has determined in its sole discretion that any funds received by such Recipient from the Servicing Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Recipient (whether or not known to such Recipient), and demands the return of such Payment (or a portion thereof), such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Servicing Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Servicing Agent at the greater of the NYFRB Rate and a rate determined by the Servicing Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Recipient shall not assert, and hereby waives, as to the Servicing Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Servicing Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Servicing Agent to any Recipient under this Section 7.07(c) shall be conclusive, absent manifest error.

(ii) Each Recipient hereby further agrees that if it receives a Payment from the Servicing Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Servicing Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Recipient agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Recipient shall promptly notify the Servicing Agent of such occurrence and, upon demand from the Servicing Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Servicing Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Servicing Agent at the greater of the NYFRB Rate and a rate determined by the Servicing Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Recipient that has received such Payment (or portion thereof) for any reason, the Servicing Agent shall be subrogated to all the rights of such Recipient with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower hereunder.

(iv) Each party’s obligations under this Section 7.07(c) shall survive the resignation or replacement of the Servicing Agent or any transfer of rights or obligations by, or the replacement of, a Recipient, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations owed by the Borrower hereunder.

Section 7.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as an Agent or as a Bank hereunder.

Section 7.09 Fees. The Borrower shall pay to the Servicing Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Servicing Agent.

Section 7.10 Bank ERISA Representation.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agents, in their sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower, that no Administrative Agent is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement or any documents related hereto or thereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE 8
Change in Circumstances

Section 8.01 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.01, if:

(i) the Servicing Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Servicing Agent is advised by the Required Banks that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their included in such Borrowing for such Interest Period;

then the Servicing Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Servicing Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.08 or a new Notice of Borrowing in accordance with the terms of Section 2.02, any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Notice of Interest Rate Election or a Notice of Interest Rate Election in accordance with the terms of Section 2.08 or a new Notice of Borrowing, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Servicing Agent referred to in this Section 8.01(a) with respect to the relevant Benchmark applicable to such Term Benchmark Loan, then until (x) the Servicing Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.08 or a new Notice of Interest Rate Election in accordance with the terms of Section 2.08 or a new Notice of Borrowing in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Servicing Agent to, and shall constitute a Base Rate Loan on such day.

(b) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement so long as the Servicing Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(c) Notwithstanding anything to the contrary herein, the Servicing Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Servicing Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Servicing Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 8.01.

(e) Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Servicing Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Servicing Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Servicing Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.01, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Servicing Agent to, and shall constitute, a Base Rate Loan.

Section 8.02 Reserved.

Section 8.03 Increased Cost and Reduced Return.

(a) If on or after the date hereof, in the case of any Term Benchmark Loan or Letter of Credit or any obligation to make Term Benchmark Loans or issue or participate in Letters of Credit, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, compulsory loan, special deposit, insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board but excluding any such reserve requirement reflected in the Adjusted Term SOFR Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable

Lending Office) any other condition, cost or expense (other than taxes) affecting its Term Benchmark Loans or the Letters of Credit, its Note evidencing Term Benchmark Loans or its obligation to make Term Benchmark Loans or its obligations hereunder in respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Term Benchmark Loan or Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(a) for any increased costs or reductions incurred more than 180 days prior to the date that such Bank notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(a) that gives rise to such increased cost or reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Servicing Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section 8.03(b) for any reductions incurred more than 180 days prior to the date that such Bank so notifies the Borrower and the Servicing Agent of the event described in this Section 8.03(b) that gives rise to such reduction and of such Bank’s intention to claim compensation therefor, and provided further that if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Each Bank will promptly notify the Borrower and the Servicing Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Any Bank’s claim for compensation under this Section 8.03 shall certify that the claim for additional amounts referred to therein is generally consistent with such Bank’s treatment of similarly situated customers of such Bank whose transactions with such Bank are similarly affected by the change in circumstances giving rise to such payment, but such Bank shall not be required to disclose any confidential or proprietary information therein.

(d) For the avoidance of doubt, this Section 8.03 shall apply to all rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

Section 8.04 Taxes.

(a) Any and all payments by the Borrower to or for the account of any Bank or the Servicing Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Servicing Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Servicing Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(b) The Borrower agrees to indemnify, without duplication, each Bank and the Servicing Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Servicing Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Servicing Agent (as the case may be) makes demand therefor.

(c) Each Bank and successor Servicing Agent that is not a U.S. Person (each, a “Foreign Bank”), to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank and on or prior to the date it becomes the Servicing Agent in the case of the successor Servicing Agent, and from time to time thereafter if requested in writing by the Borrower or the Servicing Agent, shall provide the Borrower and the Servicing Agent with whichever of the following is applicable:

(i) Executed copies of Internal Revenue Service form W-8ECI, W-8BEN or W-8BEN-E, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank or such Servicing Agent is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank or such Servicing Agent from United States withholding tax or reduces the rate of withholding tax on payments of interest or other applicable payments to or for the account of such Bank or such Servicing Agent or certifying that the income receivable pursuant to this Agreement or any Note is effectively connected with the conduct of a trade or business in the United States;

(ii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) executed copies of Internal Revenue Service form W-8BEN or W-BEN-E; and

(iii) to the extent a Foreign Bank is not the beneficial owner, executed copies of Internal Revenue Service form W-8IMY, accompanied by Internal Revenue Service form W-8ECI, Internal Revenue Service form W-8BEN, Internal Revenue Service form W-8BEN-E, Internal Revenue Service form W-9, and/or other certification documents necessary or sufficient to establish a reduction or elimination of withholding tax from the Foreign Bank and each beneficial owner, as applicable.

(d) If a payment made to a Bank or a successor Servicing Agent hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank or such Servicing Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank or such Servicing Agent shall deliver to the Borrower and the Servicing Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Servicing Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Servicing Agent as may be necessary for the Borrower and the Servicing Agent to comply with their obligations under FATCA and to determine that such Bank or such Servicing Agent has complied with such Bank’s or such Servicing Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Each Bank and the Servicing Agent (or successor Servicing Agent, as applicable) that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank and on or prior to the date it becomes the Servicing Agent in the case of a successor Servicing Agent, and from time to time thereafter if requested in writing by the Borrower or the Servicing Agent (but only so long as such Bank or such Servicing Agent remains lawfully able to do so), shall provide the Borrower and the Servicing Agent with a duly executed and properly completed Internal Revenue Service form W-9, or any successor form prescribed by the Internal Revenue Service.

(f) Each Bank and the Servicing Agent (or successor Servicing Agent, as applicable) agree that if any form or certification it previously delivered pursuant to Section 8.04(c) through (e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification (provided that, in the case of any form or certification that expires or becomes obsolete, such Bank or Servicing Agent, as applicable, shall only update such form upon written request from the Borrower or the Servicing Agent, as applicable) or promptly notify the Borrower and the Servicing Agent in writing of its legal inability to do so.

(g) For any period with respect to which a Bank or Servicing Agent has failed to comply with its obligations under Sections 8.04(c) through (f), such Bank or Servicing Agent shall not be entitled to indemnification or compensation under Section 8.04(a) or (b) with respect to Taxes imposed by the United States or any political subdivision thereof; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(h) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(i) If any Bank or the Servicing Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (including by virtue of a credit against other Taxes or Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of the Bank or the Servicing Agent and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of such Bank or the Servicing Agent, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Bank or the Servicing Agent in the event such Bank or the Servicing Agent is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (i), in no event will the Servicing Agent or any Bank be required to pay any amount to the Borrower pursuant to this clause (i) the payment of which would place the Servicing Agent or such Bank in a less favorable net after-Tax position than the Servicing Agent or such Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Servicing Agent or any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(j) Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any Note.

Section 8.05 Base Rate Loans Substituted for Affected Term Benchmark Loans. If any Bank has demanded compensation under Section 8.03 with respect to its Term Benchmark Loans, and the Borrower shall, by at least three Business Days’ prior notice to such Bank through the Servicing Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist all Loans which would otherwise be made by such Bank as (or continued as or converted to) Term Benchmark Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans of the other Banks. If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Term Benchmark Loan on the first day of the next succeeding Interest Period applicable to any related Term Benchmark Loans of the other Banks.

Section 8.06 Mitigation Obligations; Replacement of Banks. (a) If any Bank has demanded compensation under Section 8.03 or 8.04, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 8.03 or 8.04, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If (x) any Bank has demanded compensation under Section 8.03 or 8.04, (y) any Bank is a Defaulting Bank or (z) any Bank does not approve any consent, waiver or amendment that (1) requires the approval of all affected Banks in accordance with the terms of Section 9.05 and (2) has been approved by the Required Banks, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Servicing Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.03 or Section 8.04) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i) the Borrower shall have paid to the Servicing Agent the assignment fee (if any) specified in Section 9.06(b)(iv);

(ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, its Letter of Credit Liabilities for drawn but unreimbursed amounts, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Bank meeting the conditions of clause (d) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 9
Miscellaneous

Section 9.01 Notices.

(a) Notices General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(A) if to the Borrower, any Administrative Agent, the Servicing Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on its signature page hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(B) if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to any Bank or Issuing Bank pursuant to Article II if such Bank or Issuing Bank, as applicable, has notified the Servicing Agent that it is incapable of receiving notices under such Article by electronic communication. The Servicing Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Servicing Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Servicing Agent may, but shall not be obligated to, make the Communications available to the Issuing Banks and the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission systems.

(ii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE SERVICING AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE SERVICING AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Servicing Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Servicing Agent, any Bank or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.02 No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses, Indemnification; Damage Waiver; Survival.

(a) The Borrower shall pay (i) all out-of-pocket expenses of the Agents, including reasonable fees and disbursements of one joint special counsel for the Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify each Agent, Issuing Bank and Bank and their respective Related Parties (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (which shall be limited, in the case of any one proceeding or series of related proceedings, to the fees, charges and disbursements of one counsel to all Indemnitees (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction), and solely in the case of an actual or potential conflict of interest notified to the Borrower in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction)), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising out of this Agreement, any Letter of Credit or any Note or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder (including the refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that no Indemnitee shall have the right to be indemnified hereunder (i) for such Indemnitee’s or any of its Related Parties’ own gross negligence or willful misconduct or material breach of this Agreement, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment, or (ii) in respect of any disputes between or among any Indemnitees other than an Indemnitee in its capacity as Agent.

(c) To the fullest extent permitted by applicable law, no party to this Agreement or any Agent, Issuing Bank or Bank or their respective Related Parties (each, a “Bank-Related Person”) shall assert, and each hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which any Bank-Related Person is entitled to indemnification hereunder. No Bank-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby.

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Bank’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Banks under this paragraph (c) are several and not joint.

(e) The provisions of Sections 2.14, 8.03, 9.03 and Article 8 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any Note.

Section 9.04 Sharing of Set-Offs. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Bank receiving payment of a proportion of the aggregate amount of its Loans, Letter of Credit Liabilities and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Servicing Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, Letter of Credit Liabilities and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit Liabilities to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

Section 9.05 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and by the Required Banks (and, if the rights or duties of any Agent or Issuing Bank are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) increase or extend the Commitment of any Bank, (ii) reduce the principal of or rate of interest on any Loan or Letter of Credit Liabilities or any fees hereunder (with any waiver of the default interest rate not to be considered a reduction of the interest rate) or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Letter of Credit Liabilities or any fees hereunder or for the termination of any Commitment or Letter of Credit; and provided further that, unless signed by all Banks, no such amendment or waiver shall change the percentage of the Credit Exposures, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

Section 9.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of all Banks, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Sections 9.06(b) and (c), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Servicing Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank, no minimum amount need be assigned; and

(B) in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Servicing Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Servicing Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an affiliate of a Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Servicing Agent within five Business Days after having received notice thereof;

(B) the consent of each Administrative Agent and the Servicing Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank with a Commitment under this Agreement or an affiliate of such Bank; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Servicing Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Servicing Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Servicing Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or affiliates or (B) to any

Defaulting Bank or any of its subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Servicing Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Servicing Agent, the applicable Percentage of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Servicing Agent, each Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Servicing Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 9.06(d) and shall be subject to the Participant Register registration requirements set forth therein.

(c) Register. The Servicing Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Servicing Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower, any Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents, the Issuing Banks and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the first proviso to Section 9.05 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 8.03 and 8.04 (subject to the requirements and limitations therein, including the requirements under Sections 8.04(c) through (f) (it being understood that the documentation required under Sections 8.04(c) through (f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 9.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 8.03, 8.04 and 8.06 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 8.03 or 8.04, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.06 with respect to any Participant. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Servicing Agent (in its capacity as Servicing Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 9.07 Confidentiality. The Agents and each Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.07, to (i) any Eligible Assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents, any Bank, the Issuing Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Issuing Banks and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry in connection with the administration of this Agreement; provided such information is of the type routinely disclosed to such service providers and does not extend beyond the information disclosed in the Borrower’s filings with the Securities Exchange Commission. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or its business, other than any such information that is available to the Agents, any Bank or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.08 Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, any Administrative Agent, the Servicing Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.10 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107- 56 (signed into law October 26, 2001) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with said USA Patriot Act and the Beneficial Ownership Regulation.

Section 9.13 No Fiduciary Duty. Each Agent, each Bank and their affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in this Agreement or the related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the related documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement or the related documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CLOROX COMPANY

By: /s/ Kevin Jacobsen
Name: Kevin B. Jacobsen
Title: Executive Vice President, Chief Financial Officer

By: /s/ Paola Gonzalez
Name: Paola Gonzalez
Title: Vice President – Treasurer

Address:	1221 Broadway
Oakland, California 94612
Attention:	Michael Iracondo,
Assistant Treasurer
Facsimile:	510-271-6590
Taxpayer Identification Number:
31-0595760

Website: www.clorox.com

[Clorox Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
as a Bank, as Servicing Agent and as
Administrative Agent

By:	/s/ Gregory Martin
Name: Gregory Martin
Title: Executive Director

Address:	500 Stanton Christiana Road
NCC 5, 1st Floor
Newark, DE 19713-2107
Attention:	Bryan Cook
Telephone:	302-455-3768
Email:	bryan.a.cook@jpmchase.com

[Clorox Credit Agreement Signature Page]

CITIBANK, N.A.,
as a Bank and as Administrative Agent

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

Address:	388 Greenwich Street
New York, NY 10013
Attention:	Sirin Neyzi
Facsimile:	212-816-7163

[Clorox Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank and as
Administrative Agent

By:	/s/ Ryan Tegeler
Name: Ryan Tegeler
Title: Vice President

Address:	7711 Plantation Rd.
Roanoke, VA 24019
Attention:	Rachel Downs
Telephone:	540-759-3124
Facsimile:	866-270-7214

[Clorox Credit Agreement Signature Page]

MUFG BANK, LTD., as a Bank

By:	/s/ Olena Selemeneva
Name: Olena Selemeneva
Title: Director

[Clorox Credit Agreement Signature Page]

ROYAL BANK OF CANADA, as a Bank

By:	/s/ John Flores
Name: John Flores
Title: Authorized Signatory

[Clorox Credit Agreement Signature Page]

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Peter Hale
Name: Peter Hale
Title: Vice President

[Clorox Credit Agreement Signature Page]

GOLDMAN SACHS BANK USA, as a
Bank

By:	/s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

[Clorox Credit Agreement Signature Page]

MORGAN STANLEY BANK, N.A., as a
Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Clorox Credit Agreement Signature Page]

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Todd Kennedy
Name: Todd Kennedy
Title: Managing Director

[Clorox Credit Agreement Signature Page]

BANK OF CHINA, LOS ANGELES
BRANCH, as a Bank

By:	/s/ Yong Ou
Name: Yong Ou
Title: SVP & Branch Manager

[Clorox Credit Agreement Signature Page]

BANK OF THE WEST, as a Bank

By:	/s/ Adriana Collins
Name: Adriana Collins
Title: Director

[Clorox Credit Agreement Signature Page]

COMMITMENT SCHEDULE

		Letter of Credit
	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$155,000,000.00	$33,333,333.34
Citibank, N.A.	$155,000,000.00	$33,333,333.33
Wells Fargo Bank, National Association	$155,000,000.00	$33,333,333.33
MUFG Bank, Ltd.	$120,000,000.00
Royal Bank of Canada	$120,000,000.00
U.S. Bank National Association	$120,000,000.00
Goldman Sachs Bank USA	$95,000,000.00
Morgan Stanley Bank, N.A.	$95,000,000.00
The Bank of Nova Scotia	$95,000,000.00
Bank of China, Los Angeles Branch	$45,000,000.00
Bank of the West	$45,000,000.00
Total Commitments	$1,200,000,000.00	$100,000,000.00

PRICING SCHEDULE

The “Facility Fee Rate”, the “Applicable Margin” for Term Benchmark Loans and Base Rate Loans and the “Letter of Credit Fee” for any day are the respective percentages set forth below in the applicable row and column based upon the utilization and Status that exists on such day.

Status	Level I	Level II	Level III	Level IV	Level V
Applicable Margin for	0.805%	0.910%	1.025%	1.125%	1.200%
Term Benchmark
Loans:
Applicable Margin for	0.000%	0.000%	0.025%	0.125%	0.200%
Base Rate Loans:
Facility Fee Rate:	0.070%	0.090%	0.100%	0.125%	0.175%
Letter of Credit Fee:	0.805%	0.910%	1.025%	1.125%	1.200%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraphs of this Schedule:

“Level I Status” exists at any date if, at such date, the Borrower’s long-term debt is rated at least A by S&P or A2 by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least A- by S&P or A3 by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB+ by S&P or Baa1 by Moody’s and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Borrower’s long-term debt is rated at least BBB by S&P or Baa2 by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the Debt under this Agreement or, if none, the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

If the Borrower is split-rated by S&P and Moody’s and the ratings differential is one level, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level II Status). If the Borrower is split-rated and the ratings differential is more than one level, the rating that is one level below the higher rating will apply (e.g., A-/Baa2 results in Level III Status).

Exhibits

EXHIBIT A - Note

NOTE

New York, New York [Date]

For value received, THE CLOROX COMPANY, a Delaware corporation (the “Borrower”), promises to pay to __________________________ (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall he made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., as specified in the Credit Agreement.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is a registered obligation and, upon surrender of this note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Bank hereof or such Bank’s attorney duly authorized in writing, a new note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer and recordation in the Register, the Borrower will treat the Person in whose name this note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrower will not be affected by any notice to the contrary.

[SIGNATURE PAGES TO FOLLOW]

A-1

This note is one of the Notes referred to in the Credit Agreement dated as of March 25, 2022 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and JPMorgan Chase Bank, N.A., as Servicing Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THE CLOROX COMPANY

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

CUSIP Number:____________________

EXHIBIT B - Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Servicing Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving credit facility identified below (including without limitation any letters of credit included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

____________________

1  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3  Select as appropriate.

4  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [affiliate] of [identify Bank]]

3.	Borrower:	The Clorox Company

4.	Administrative Agents:	JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as the administrative agents under the Credit Agreement

5.	Credit Agreement:	The $1,200,000,000 Credit Agreement dated as of March 25, 2022 among The Clorox Company the Banks parties thereto, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, JPMorgan Chase Bank, N.A., as Servicing Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Commitment Assigned	Aggregate Amount of Commitment/Loans for all Banks[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	______________][9]

[Page break]

____________________

5  List each Assignor, as appropriate.

6  List each Assignee, as appropriate.

7  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

9  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY SERVICING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

[Consented to:][13]

THE CLOROX COMPANY

By:
Title:
____________________

10  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12  To be added only if the consent of each Administrative Agent is required by the terms of the Credit Agreement.

13  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

CUSIP Number:___________________

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Administrative Agent, the Servicing Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Servicing Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

E-1

2. Payments. From and after the Effective Date, the Servicing Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Servicing Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Servicing Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-2

EXHIBIT C- -EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.,
Citibank, N.A. and
Wells Fargo Bank, National Association,
as Administrative Agents
c/o JPMorgan Chase Bank, N.A.,
as Servicing Agent
[Address]
Ladies and Gentlemen:

Effective as of [date], the undersigned hereby agrees to extend its Commitment and Termination Date under the Credit Agreement dated as of March 25, 2022 among The Clorox Company (the “Borrower”), the banks party thereto, JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, as Administrative Agents, and JPMorgan Chase Bank, N.A., as Servicing Agent (the “Credit Agreement”) for one year to [date to which its Termination Date is to be extended] pursuant to Section 2.01(b) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF BANK]

By:
Title:

Agreed and Accepted:

THE CLOROX COMPANY,
as Borrower

By:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

CITIBANK, N.A.,
as Administrative Agent

By:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title: